UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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KENNETH COLE PRODUCTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Kenneth Cole
New York

Kenneth Cole Productions, Inc.
603 West 50th Street
New York, NY 10019

April 14, 2011

To our Shareholders:

On behalf of the Board of Directors and management of Kenneth Cole Productions, Inc. (the “Company”), I cordially invite you to the Annual Meeting of Shareholders to be held on Wednesday, May 25, 2011 at 10:00 A.M. at the Company’s principal administrative offices, located at 400 Plaza Drive, 3rd Floor, Secaucus, New Jersey 07094.

At the Annual Meeting, shareholders will be asked to:

•	elect six Board of Directors
•

approve, on a non-binding advisory basis, the compensation of our named executive officers, as described in the proxy statement under “Compensation Discussion and Analysis” and in the compensation tables and narrative discussion that follows

•	vote, on a non-binding advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers
•	approve the appointment of the Company’s independent registered public accounting firm to serve for the 2011 fiscal year
•	transact other business as brought before the Annual Meeting

These matters are fully described in the accompanying notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented whether or not you are able to be present at the Annual Meeting. I am grateful for our shareholders’ continued interest in the Company and urge you to vote promptly.

Sincerely,

/s/ Kenneth D. Cole

Kenneth D. Cole
Chairman of the Board of Directors

KENNETH COLE PRODUCTIONS, INC.
603 West 50th Street
New York, NY 10019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 25, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Kenneth Cole Productions, Inc. (the “Company”), a New York corporation, will be held on Wednesday, May 25, 2011 at 10:00 A.M. at the Company’s principal administrative offices, located at 400 Plaza Drive, 3rd Floor, Secaucus, NJ 07094 for the following purposes, or as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect six Board of Directors to serve for a term of one year;

2.

To approve, on a non-binding advisory basis, the compensation of our named executive officers, as described in the proxy statement under “Compensation Discussion and Analysis” and in the compensation tables and narrative discussion that follows;

3.	To vote, on a non-binding advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers;

4.	To approve the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company to serve for the 2011 fiscal year; and

5.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment, postponement or rescheduling thereof in connection with the foregoing or otherwise.

Shareholders of record at the close of business on April 4, 2011 are entitled to notice of and to vote at the meeting and any adjournment thereof.

It is important that your shares be represented at the Annual Meeting. If you have received a Notice of Internet Availability of Proxy Materials, you should follow the instructions for voting provided in that notice. If you requested a hard copy of the Proxy Statement, fill in, date and sign the enclosed proxy card and mail it promptly in the envelope provided. Any shareholder attending the Annual Meeting may vote in person even if he or she previously voted by proxy.

The Company encourages you to read the attached Proxy Statement carefully. In addition, you may obtain information about the Company from the Annual Report on Form 10-K for the year ended December 31, 2010 included with this notice and from documents that have been filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

/s/ Michael F. Colosi

New York, New York	Michael F. Colosi
April 14, 2011	Secretary

IMPORTANT
A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

KENNETH COLE PRODUCTIONS, INC.
603 West 50th Street
New York, NY 10019

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

May 25, 2011

          This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors of Kenneth Cole Productions, Inc. (“the Company”), a New York corporation, of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the Company’s principal administrative offices, located at 400 Plaza Drive, 3rd Floor, Secaucus, NJ 07094, on Wednesday, May 25, 2011 at 10:00 A.M. and at any adjournment, postponement or rescheduling thereof. The approximate date on which the Notice of Annual Meeting of Shareholders was given to shareholders was on or about April 14, 2011.

General Information about the Meeting

Who may vote

          Each shareholder of record at the close of business on April 4, 2011 will be entitled to vote.

          On April 4, 2011, the Company had outstanding 10,242,983 shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), and 8,010,497 shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”). All of the issued and outstanding shares of Class B Common Stock are owned directly or indirectly by Kenneth D. Cole, Chairman of the Board of the Company.

          Except as otherwise provided in the Company’s Restated Certificate of Incorporation or By-laws, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters to be voted upon at the Annual Meeting and any adjournment, postponement or rescheduling thereof, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock, and each record holder of Class B Common Stock entitled to ten votes per share of Class B Common Stock. The Company’s Restated Certificate of Incorporation provides that the holders of the Class A Common Stock vote separately as a class to elect 25%, but not less than two directors, of the Company’s Board of Directors.

Voting your proxy

          If you have received a Notice of Internet Availability of Proxy Materials, you will not receive a proxy card and should follow the instructions for voting provided in that notice. These instructions allow for online voting at www.proxyvote.com.

          If you have requested and received a proxy card along with this document, you are requested to fill in, date and sign the proxy card and mail it promptly in the envelope provided.

          Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee.

          See “Counting the votes,” “Vote required” and “Delivery of voting materials” below for further information.

Votes needed to hold the meeting

          In accordance with New York law and the Company’s By-laws, the Annual Meeting will be held if a majority of the Company’s outstanding shares entitled to vote is present or represented by proxy at the meeting. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the Annual Meeting (an “abstention”), if you:

          -are present and vote in person at the Annual Meeting; or

          -have properly voted by proxy based on the instructions provided to you.

          In addition, shares that are present or represented by proxy at the Annual Meeting will be counted for purposes of determining if there is a quorum regardless of whether a broker with authority fails to exercise its authority to vote on some or all of the proposals at the Annual Meeting (a “broker non-vote”).

Effect of Broker Non-votes

          If a shareholder holds shares through a broker or nominee and does not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, the shareholder’s broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•

The shareholder’s broker or nominee will not have the authority to exercise discretion to vote such shares with respect to proposal 1, election of Directors, because the New York Stock Exchange (“NYSE”) rules treat that matter as non-routine.

•

The shareholder’s broker or nominee will not have the authority to exercise discretion to vote such shares with respect to proposal 2, advisory approval of compensation of our named executive officers, because the NYSE rules treat that matter as non-routine.

•

The shareholder’s broker or nominee will not have the authority to exercise discretion to vote such shares with respect to proposal 3, advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, because the NYSE rules treat that matter as non-routine.

•

The shareholder’s broker or nominee will have the authority to exercise discretion to vote such shares with respect to proposal 4, ratification of the appointment of the Company’s independent registered public accounting firm, because that matter is treated as routine under the NYSE rules.

Counting the votes

          In the election of Directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. In the approval of compensation of our named executive officers, you may vote “FOR,” “AGAINST” or “ABSTAIN.” In the vote as to the frequency of future shareholder votes on the compensation of our named executive officers, you may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.” For ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will not be included in the tabulation of the votes cast on any of the proposals at the Annual Meeting. Any votes you cast with respect to proposal 2 (approval of compensation of our named executive officers) or proposal 3 (vote as to the frequency of future shareholder votes on the compensation of our named executive officers) are advisory and non-binding.

Vote required

          In the election of Directors, the affirmative vote of a plurality of the shares voting, in person or by proxy, at the Annual Meeting is required to elect each nominee director. All of the proposals except for the two non-binding advisory proposals (proposal 2 and proposal 3) require the affirmative vote of a majority of the shares voting, in person or by proxy, at the Annual Meeting. With respect to the vote to approve of compensation of our named executive officers (proposal 2), the Board will consider the proposal approved by our shareholders if the proposal received the affirmative vote of a majority of the shares voting, in person or by proxy, at the Annual Meeting. With respect to the votes as to the frequency of future shareholder votes on the compensation of our named executive officers (proposal 3), the Board will consider the frequency alternative that received the affirmative vote of a majority of the shares voting, in person or by proxy, at the Annual Meeting to be the frequency alternative approved by our shareholders. If none of the frequency alternatives receives the affirmative vote of a majority of the shares voting, the Board will consider the frequency alternative that receives the highest number of votes by our shareholders to be the frequency alternative that has been approved by our shareholders. While proposals 2 and 3 are advisory in nature, meaning that the Board may elect not to adopt what has been approved by the shareholders, the Board and the Compensation Committee value the opinions of our shareholders and will give due consideration to the voting results in structuring the compensation of the named executive officers in the future and adopting the frequency of future shareholder votes on the compensation of our named executive officers.

Matters to be voted on at the Annual Meeting

          There are four proposals that will be presented for your consideration at the meeting:

•	Election of the Board of Directors
•

Approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in the proxy statement under “Compensation Discussion and Analysis” and in the compensation tables and narrative discussion that follows;

•	Vote, on a non-binding advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers; and
•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm

Voting recommendations

          The Board of Directors recommends that you vote:

•	“FOR” each of management’s nominees to the Board of Directors
•	“FOR” approval of the compensation of our named executive officers
•	For holding future non-binding advisory votes on the compensation of our named executive officers every “3 YEARS”
•	“FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm

Cost of this proxy solicitation

          The Company has hired Georgeson, Inc. to assist in the solicitation of beneficial owners of shares of Class A Common Stock for a fee not to exceed $1,625, plus out-of-pocket expenses. The Company may also reimburse brokerage firms and other persons representing beneficial owners, such as banks and trustees, of shares for their reasonable expenses in forwarding the voting materials to their customers who are beneficial owners of shares of Class A Common Stock and obtaining their voting instructions. The cost of this proxy solicitation will be borne by the Company.

Attending the Annual Meeting

          You may vote shares held directly in your name in person at the Annual Meeting. If you choose to attend the Annual Meeting, please bring the enclosed proxy card and proof of identification for entrance to the Annual Meeting. If you want to vote shares that you hold in street name at the Annual Meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

Changing your vote

          You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by signing a new proxy card with a later date or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy; you must specifically revoke your proxy. In addition, you can also change your vote prior to the meeting by resubmitting instructions via telephone or internet with your unique control number located in your Notice of Internet Availability of Proxy Materials or by contacting your broker to request a new vote instruction form. See “Voting your proxy” above for further instructions.

Voting results

          The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in the Company’s Form 8-K filing within four business days after the Annual Meeting.

Delivery of voting materials

          The Company has chosen to follow the “notice only” option for shareholders, which requires that only a Notice of Internet Availability of Proxy Materials be mailed to shareholders. Shareholders who receive the Notice of Internet Availability of Proxy Materials and wish to receive hard copies of the proxy materials may receive such copies by making a request on-line at www.investorEconnect.com. To reduce the expenses of delivering duplicate voting materials to shareholders who may have more than one Company stock account and do not receive the Notice of Internet Availability of Proxy Materials, the Company is taking advantage of rules that permit delivery of only one set of voting materials, meaning the Proxy Statement, proxy card and the 2010 Annual Report on Form 10-K to shareholders who share an address unless otherwise requested.

How to obtain a separate set of voting materials

          If you share an address with another shareholder and have received only one set of voting materials, you may write, e-mail or call the Company using the contact information set forth below to request a separate copy of these materials at no cost to you. The Company undertakes to deliver promptly to you, upon your request, a separate copy of these materials. For future annual meetings, you may request separate voting materials, or request that the Company send only one set of voting materials to you if you are receiving multiple copies, by e-mailing the Company at investorrelations@kennethcole.com or writing to Kenneth Cole Productions, Inc., 400 Plaza Drive, 3rd Floor, Secaucus, NJ 07094, Attn: Investor Relations or calling us at (201) 864-8080 extension 28451.

PROPOSAL ONE: ELECTION OF DIRECTORS

          Six directors are to be elected at the Annual Meeting to serve for a term of one year and until their respective successors have been elected and shall qualify. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote in their discretion for a nominee, if any, that may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

Nominees for Director

          The Board of Directors has nominated six directors to be elected to the Board of Directors at the Annual Meeting: Kenneth D. Cole, Michael J. Blitzer, Martin E. Franklin, Robert C. Grayson, Denis F. Kelly and Philip R. Peller.

          Michael J. Blitzer and Philip R. Peller are the nominees for director for election by the holders of the Class A Common Stock. The other nominees for director will be elected by the vote of the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class. All nominees are currently directors. Each nominee has agreed to be named in this Proxy Statement and to serve as a director if elected.

          Certain information concerning the nominees is set forth below:

Name	Age	Principal Occupation	Year Became
			a Director

Kenneth D. Cole	57	Chairman of the Board of Directors, Interim Chief	1982
		Executive Officer and Chief Creative Officer
Michael J. Blitzer	61	Principal, Portsmouth Partners, LLC	2009
Martin E. Franklin	46	Chairman and Chief Executive Officer of Jarden	2005
		Corporation
Robert C. Grayson	66	President, Robert C. Grayson & Associates, Inc.	1996
Denis F. Kelly	61	Managing Partner, Scura Partners Securities LLC	1994
Philip R. Peller	71	Retired Partner, Arthur Andersen LLP	2005

          Kenneth D. Cole has served as the Company’s Chairman of the Board since its inception in 1982 and was also President until February 2002 and Chief Executive Officer until May 2008. As of February 28, 2011, Mr. Cole became the Company’s Interim Chief Executive Officer. Prior to founding Kenneth Cole Productions, Inc., Mr. Cole was a founder and, from 1976 through 1982, a senior executive of El Greco, Inc., a shoe manufacturing and design company which manufactured Candies women’s shoes. Mr. Cole is the Chairman of the Board of Directors of the Foundation for AIDS Research (“amfAR”). In addition, he is on the Board of Trustees of the Sundance Institute and the Council of Fashion Designers of America. The Company’s success is largely attributed to Mr. Cole’s creative vision, from footwear, fashion and accessory design, to his marketing and advertising prowess. He remains actively involved in driving the creative vision of the Company, including the design of all product categories and brands.

          Michael J. Blitzer is a Principal of Portsmouth Partners, LLC, an advisory firm that provides operational and strategic services to private equity groups that focus on retail, wholesale and consumer industries since 2005. Previously, Mr. Blitzer served as the Vice Chairman of Phillips-Van Heusen Corporation from September 1997 until he retired in November 2002. Mr. Blitzer spent over 30 years at Phillips-Van Heusen Corporation and at Macy’s in various executive merchandising positions in Women’s and Menswear, Accessories and Footwear. Mr. Blitzer has also worked with a variety of companies in both apparel and accessories including Neiman Marcus Group and Liz Claiborne Inc. He has served as an Operating Partner with Goode Partners LLC, a New York based, private equity firm, specializing in consumer industries including retail, restaurants and entertainment. Mr. Blitzer has served on the boards of Kate Spade, LLC, Charlotte Russe Holdings, Inc. and LeSportsac Inc. and currently serves on the boards of Charming Shoppes, Inc., Intermix LLC, and Modell’s Sporting Goods. Mr. Blitzer was nominated for his ability to provide strategic guidance based on his extensive career in retail and wholesale industries, as well as his board experience in various industry related companies.

          Martin E. Franklin has served as the Chairman and Chief Executive Officer of Jarden Corporation since 2001. Previously Mr. Franklin served as Executive Chairman of Bollé Inc. from 1997 to 2000. He also held the position of Chairman and CEO of Lumen Technologies, Inc. from 1996 to 1998, and its predecessor, Benson Eyecare Corporation, from 1992 to 1996. Mr. Franklin has served as the Chairman of Liberty Acquisitions Holdings, Corp from 2007 to 2010, prior to its acquisition of the Phoenix Group. He also served on the Board of Directors of GLG Partners, Inc from 2007 to 2010. Mr. Franklin currently serves as a Director of GRUPO Prisa and, effective February 2011, also serves as a Director of Justice Holdings Plc. Mr. Franklin was nominated to the board for his experience as a chief executive officer which enables him to provide relevant perspective as it relates to the operational and financial management of a public company.

          Robert C. Grayson is the founder of Robert C. Grayson & Associates (d.b.a. The Grayson Company), a broad-based consulting practice for the consumer goods sector. From 1992 to 1996, Mr. Grayson served initially as an outside consultant to Tommy Hilfiger Corp., a wholesaler and retailer of men’s sportswear and boyswear, and later accepted titles of Chairman of Tommy Hilfiger Retail, Inc. and Vice Chairman of Tommy Hilfiger Corp. From 1970 to 1992, Mr. Grayson served in various capacities for Limited Inc., including President and CEO of Lerner New York from 1985 to 1992, and President and CEO of Limited Stores from 1982 to 1985. He has served as a director of Ann Taylor, Sunglass Hut and Tommy Hilfiger. He currently serves as a director of St. John Knits, Lillian August Inc. and U-Food. Mr. Grayson was nominated for his significant industry experience and his cross-board roles.

          Denis F. Kelly is a Managing Partner at Scura Partners Securities LLC, a private investment banking firm. From 1993 to 2000, he was a Managing Director of Prudential Securities Inc. Previously, he served as the President of Denbrook Capital Corporation, a merchant banking firm, from 1991 to 1993. From 1980 to 1991, Mr. Kelly held various positions at Merrill Lynch, including Managing Director of Mergers & Acquisitions and Managing Director of Merchant Banking. Mr. Kelly began his investment banking career at Lehman Brothers in 1974. Mr. Kelly is also on the Board of MSC Industrial Direct Co., Inc., a director of Plymouth Financial Company, Inc., and Chairman of the Board of Directors of Ashburn Hill Corporation. Mr. Kelly was nominated for his background in business development and mergers and acquisitions transactions.

          Philip R. Peller was employed by Arthur Andersen LLP for 39 years. Prior to his retirement from Arthur Andersen in 1999, he served as Managing Partner of Practice Protection and Partner Matters for Andersen Worldwide SC, the coordinating entity for the activities of Arthur Andersen and Andersen Consulting, from 1996 to 1999. Prior to that appointment, Mr. Peller served as the Managing Director - Quality, Risk Management and Professional Competence for the worldwide audit practice. Mr. Peller joined Arthur Andersen in 1960 and was promoted to Audit Partner in 1970. Mr. Peller is a Certified Public Accountant. Mr. Peller is currently a member of the Board of Directors and Chair of the Audit Committee of MSC Industrial Direct Co., Inc. Mr. Peller was nominated for his extensive experience in global audit, financial, risk and compliance matters.

          There are no family relationships among any directors or executive officers of the Company.

The Board of Directors recommends a vote “FOR” all nominees.

Named Executive Officers

          Jill Granoff, the Company’s Principal Executive Officer, David P. Edelman, the Company’s Principal Financial Officer, and the Company’s three other most highly compensated executive officers, Kenneth D. Cole, Ingo Wilts and Michael DeVirgilio are considered the Named Executive Officers of the Company as of December 31, 2010.

          Jill Granoff, age 49, served as the Company’s Chief Executive Officer from May 2008 until her departure on February 28, 2011. Ms. Granoff was previously Executive Vice President of Liz Claiborne Inc. (“Liz Claiborne”) where she had global responsibility for Juicy Couture, Lucky Brand Jeans, Kate Spade and its Outlet and E-Commerce businesses. Prior to joining Liz Claiborne, Ms. Granoff was President and Chief Operating Officer of Victoria Secret Beauty, a division of Limited Brands, where she worked from 1999 to 2006. From 1990 to 1999, Ms. Granoff held various executive positions at The Estee Lauder Companies. Ms. Granoff is a member of the Board of Governors of Cosmetic Executive Women, The Fashion Institute of Technology Foundation and The Women’s Forum.

          David P. Edelman, age 49, was appointed as the Chief Financial Officer in July 2004. He joined the Company in January 1995 and served as the Company’s Senior Vice President of Finance since April 2000. Before joining the Company, Mr. Edelman was Chief Financial Officer of a women’s suit wholesaler, and he was employed for 10 years as a Certified Public Accountant with Ernst & Young (“E&Y”) in various specialty groups including E&Y’s National Consulting Office and its Retail and Apparel Audit Group. Mr. Edelman serves on the Board of Directors of the American Apparel and Footwear Association.

          Ingo Wilts, age 45, joined the Company as its Senior Vice President, Creative Director in August 2009. Mr. Wilts was most recently employed with Hugo Boss, where he spent nine years in roles of increasing responsibility. He was most recently the SVP, Creative Director for BOSS Black, BOSS Green, and the luxury brand BOSS Selection. Mr. Wilts had oversight responsibility for all men’s and women’s product categories, including apparel, footwear, and accessories. In addition, he oversaw all brand image efforts for all channels of communication and store visual merchandising. Prior to joining Hugo Boss, Mr. Wilts was the Designer of men’s sportswear at Joop!. He has additionally held various design positions at Miltenberger where he worked on the Lagerfeld and Daniel Hecter brands.

          Michael DeVirgilio, age 43, was named President of Licensing and International in February 2009. Mr. DeVirgilio previously served as Executive Vice President of Business Development from January 2006 to February 2009. He served as Senior Vice President of Licensing from May 2005 to January 2006. Prior to that, he served as Corporate Vice President of Licensing and Design Services from March 2002 to May 2005. From 1999 to 2001, Mr. DeVirgilio served as Divisional Vice President of Licensing. Mr. DeVirgilio joined the Company as Director of Licensing in 1997. Prior to joining the Company, Mr. DeVirgilio was Director of Merchandising for the Joseph & Feiss Company (a division of Hugo Boss, USA).

Board of Directors

          The Board of Directors (the “Board”) met eight times in 2010. The standing committees of the Board include the Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee. Because more than 50% of the voting power of the Company is controlled by Mr. Cole, the Company is a “controlled company” under the NYSE listing standards. Accordingly, the Company is exempt from the provisions of the NYSE listing standards requiring: (i) a board consisting of a majority of directors who have been determined to be “independent” under the criteria set forth in the NYSE listing standards; (ii) a nominating committee composed entirely of such independent directors; and (iii) a compensation committee composed entirely of such independent directors. However, notwithstanding this exemption, the Company has decided to follow these provisions, as described more fully below, and has a Board consisting entirely of directors determined to be independent in accordance with the listing standards of the NYSE, with the exception of Mr. Cole, and an Audit, Compensation and Corporate Governance/Nominating Committee composed entirely of independent directors. Each director attended more than 75% of the meetings held by the Board and related Committees. The Board also established a special committee comprised of the independent directors in 2010 to explore strategic alternatives. This committee is currently inactive.

Director Nomination Process

          The Board, as assisted by its Corporate Governance/Nominating Committee (“CGNC”), determines the nominees for director in accordance with the NYSE listing standards. The criteria used by the Board and the CGNC are set forth in the CGNC Charter and includes the following, among other criteria used to evaluate potential Board nominees: each director should be a person of integrity and honesty, be able to exercise sound, mature and independent business judgment in the best interests of the shareholders as a whole, be recognized as a leader in business or professional activity, have background and experience that will complement those of other Board members, be able to actively participate in Board and committee meetings and related activities, be available to remain on the Board long enough to make an effective contribution, and have no material relationship with competitors or other third parties that could present possibilities of conflict of interest or legal issues. The Board and the CGNC also evaluate potential board nominees based on diversity factors, which include gender, racial, and ethnic diversity, as they provide additional perspectives that are helpful to the Company. In addition to the above criteria, the Board and the CGNC are committed to exploring diverse view points and experiences which would strengthen the Board and the Company as a whole. This commitment involves a review of each potential nominee’s background and credentials, interviews of each candidate, and discussions of each candidate’s qualifications and complementary viewpoints and skill sets among the Company’s Board and CGNC members. The Board and the CGNC evaluate each new candidate for director and each incumbent director before recommending that the Board nominate or re-nominate such individual for election or reelection as a director. The Board and the CGNC will evaluate candidates recommended by shareholders in the same manner as candidates identified by the Board. Based on this evaluation, the Board recommends nominees for election at each annual meeting of shareholders. A shareholder wishing to nominate a candidate should do so in accordance with the guidelines set forth below under “Shareholder Proposals for the 2012 Annual Meeting.”

Board Leadership Structure

          The Company’s Chairman of the Board is elected by the Board on an annual basis. During 2010, the positions of Chairman of the Board and Chief Executive Officer of the Company were held by separate individuals, with Kenneth D. Cole, the Company’s former Chief Executive Officer and current Chief Creative Officer, serving as Chairman of the Board and Jill Granoff serving as Chief Executive Officer. The Board believes that this structure is best for the Company, as it allows the Chief Executive Officer to focus on the Company’s strategy, business and operations, while enabling Mr. Cole to assist with Board matters and serve as a liaison between the Board and the Company’s senior management, headed by the Chief Executive Officer. This structure can also enable Mr. Cole, the Chief Executive Officer, and the other members of the Board to be better informed and to communicate more effectively on issues, including with respect to risk oversight matters. However, the Board does not believe that a formal policy separating the two positions is necessary or desirable and the two positions might be held by the same individual in the future if circumstances were to make combining the two roles desirable. Ms. Granoff departed from the Company on February 28, 2011. Mr. Cole subsequently assumed the additional role of Interim Chief Executive Officer until a replacement can be found or other alternatives explored and concluded upon.

          The Chairman of the Board provides leadership to the Board by, among other things, working with the Chief Executive Officer and the Corporate Secretary to set Board calendars, determine agendas for Board meetings, ensure proper flow of information to Board members, facilitate effective operation of the Board and its Committees, help promote Board succession planning, the recruitment and orientation of new directors, address issues of director performance, assist in consideration and Board adoption of the Company’s strategic plan and annual operating plans, and help promote senior management succession planning. In addition, the Chairman assists the Company’s Chief Executive Officer by advising on Board-related issues.

Role of the Board in Risk Oversight

          The Board is actively involved in risk oversight for the Company. Although the Board as a whole has retained oversight over the Company’s risk assessment and risk management efforts, much of the Board’s oversight efforts are conducted through the various Committees of the Board. Each Committee, generally through its Chairperson, regularly reports back to the full Board on the conduct of the Committee’s functions. The Board, as well as the individual Board Committees, also receives regular updates from key officers and employees of the Company involved in risk assessment and risk management. The Board also considers major business risks to the Company and the Company’s efforts to mitigate those risks as part of its review of the operating budget and strategic plan. Set forth below is a description of the role of the various Board Committees, and the full Board, in risk oversight for the Company.

          The Audit Committee assists the Board in risk oversight for the Company by reviewing and discussing with management, internal auditors and the independent auditors the Company’s significant financial, internal control, compliance and other related exposures. The Audit Committee also reviews and discusses with management the Company’s financial risk management activities, policies and strategies. In addition to exercising oversight over key financial risks, the Audit Committee oversees, on behalf of the Board, financial reporting, tax, and accounting matters, as well as the Company’s internal controls over financial reporting. The Audit Committee also plays a key role in oversight of the Company’s compliance with regulatory requirements.

          The Compensation Committee oversees the compensation programs for the Company, including those for the executive officers. As part of that process the Compensation Committee strives to ensure that the performance goals and metrics being used in the Company’s compensation plans and arrangements align the interest of executives with those of the Company in order to maximize executive and Company performance and minimize incentives to take excessive or inappropriate risks. As part of its annual review of the Company’s compensation programs, the Compensation Committee solicits and receives advice from management on the adequacy of the Company’s compensation plans, arrangements, policies and practices in light of the Company’s overall strategic objectives. As part of that review process, the Compensation Committee evaluates the relative risks associated with the Company’s compensation plans, arrangements, policies and practices.

          The Corporate Governance/Nominating Committee has oversight over the Company’s governance policies and structures, management and director succession planning, committee structure, labor compliance and other corporate governance programs as well as risks and efforts to manage risks to the Company in those areas.

          The full Board then regularly reviews the efforts of each of its Committees and discusses, at the level of the full Board, the key strategic, financial, business, legal and other risks facing the Company, as well as the Company’s efforts to manage those risks.

Board Committees

Audit Committee

          The Audit Committee, currently composed of Mr. Peller (Chairman), Mr. Blitzer, Mr. Grayson and Mr. Kelly, met six times during 2010. In addition, the Chairman of the Audit Committee participated in additional conference calls with members of management and the independent registered public accounting firm during 2010 to review earnings press releases and the Company’s filings on Form 10-Q and Form 10-K. The Audit Committee assists the Board in fulfilling its oversight responsibilities to shareholders, the investment community and others for monitoring (1) the quality and integrity of the financial statements and internal controls over financial reporting of the Company; (2) the Company’s compliance with legal and regulatory requirements; (3) the independence, qualification and performance of the independent registered public accounting firm; and (4) the performance of the internal auditors. The Audit Committee also selects, subject to shareholder approval, and engages the independent registered public accounting firm to audit the financial statements of the Company’s internal controls over financial reporting, reviews the scope of the audits, and reviews and approves internal audit programs of the Company. The Committee also pre-approves all audit and non-audit services provided by the independent registered public accounting firm. See “Report of the Audit Committee” for further information. Each Audit Committee member is an independent director and satisfies the financial literacy requirements of the NYSE. The Board has determined that Mr. Peller satisfies the requirements for an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission and that he is independent, as defined in the NYSE listing standards.

Compensation Committee

          The Compensation Committee is currently composed of Mr. Grayson (Chairman), Mr. Blitzer, Mr. Franklin and Mr. Kelly, each of whom is independent under applicable NYSE listing standards. The Compensation Committee is responsible for overseeing the Company’s compensation policies and practices, including those relating to the Company’s executive officers, other key employees and Board members. The Committee ensures that these key individuals are compensated in accordance with the Company’s total compensation objectives and in line with Company’s executive and director compensation policies and strategies. During 2010, the Compensation Committee met four times. In fulfilling its duties, the Compensation Committee, among other things, (1) establishes policies governing the total compensation of the Company’s executive officers and directors; (2) reviews, approves, and recommends to the Board for ratification the compensation of the Company’s Chairman and Chief Creative Officer, Chief Executive Officer, Named Executive Officers and other key executives, including base salary levels, annual and long-term incentive compensation opportunity levels, equity compensation awards, executive perquisites, employment agreements and other compensatory benefits; (3) establishes annual and long-term incentive compensation goals and objectives and evaluates the Company’s Chairman and Chief Creative Officer, Chief Executive Officer and other key executives’ performance in relation to these goals and objectives; (4) oversees the administration of the Company’s equity-based incentive and other compensation; (5) evaluates the relative risks associated with the Company’s compensation plans, arrangements, policies and practices; (6) annually prepares and submits a Compensation Committee Report to the Company to be included in the annual Proxy Statement; and (7) periodically selects and retains independent compensation consultants to advise the Committee, when deemed necessary. The Compensation Committee operates pursuant to a written charter that is available on the Company’s website at www.kennethcole.com under the Corporate Governance tab in the Investors section of the Corporate Info link.

Compensation Committee Interlocks and Insider Participation

          The Company’s Board approves compensation decisions recommended by the Compensation Committee. The members of the Compensation Committee did not serve as an officer or employee during 2010. Kenneth D. Cole and Jill Granoff, executive officers and directors of the Company during 2010, participated in the Board’s deliberations regarding certain executive compensation matters, other than their own compensation.

Corporate Governance/Nominating Committee

          The Corporate Governance/Nominating Committee is currently composed of Mr. Kelly (Chairman), Mr. Franklin, Mr. Grayson and Mr. Peller. The Corporate Governance/Nominating Committee assists the Board in fulfilling its responsibilities to ensure that the Company is governed in a manner consistent with the interests of the shareholders of the Company and acts in conjunction with the Company’s internal Business Standards Committee in fulfilling these responsibilities. The Corporate Governance/Nominating Committee advises the Board with respect to: (1) Board organization, membership and function; (2) committee structure, membership and operations (including any committee authority to delegate to subcommittees); (3) succession planning for the executive officers of the Company; (4) the Company’s Employee Code of Conduct, factory compliance, labor compliance and other governance and compliance programs and policies and any modifications to such programs and policies; and (5) other matters relating to corporate governance and the rights and interests of the Company’s shareholders. During 2010, the Corporate Governance/Nominating Committee met two times.

          As required by applicable NYSE listing standards, the Board has adopted charters for the Audit, Compensation and Corporate Governance/Nominating Committees. These charters are available on the Company’s website at www.kennethcole.com under the Corporate Governance tab in the Investors section of the Corporate Info link. Shareholders may also contact Kenneth Cole Productions, Inc. Attn: Investor Relations, 400 Plaza Drive, 3rd Floor, Secaucus, NJ 07094 or call (201) 864-8080 extension 28451 to obtain a copy of the charters without charge.

Shareholder Communications to Directors

          The Board has established a process whereby interested parties may communicate with the presiding director or the non-management directors as a group. If an interested party wishes to communicate with one or more members of the Company’s Board, the following options may be used:

E-Mail the Presiding Director: PresidingDirector@kennethcole.com

-or-

Write to the Board:

Name of Board Member(s)
c/o Corporate Secretary
Kenneth Cole Productions, Inc.
603 West 50th Street
New York, NY 10019

          Concerns and communications will be referred by the Secretary of the Company to the entire Board or the designated Board member. Any complaint or concern can be reported anonymously or confidentially.

Director Attendance at Annual Meeting of Shareholders

          It has been the longstanding practice of the Company for all directors to attend the Annual Meeting of Shareholders, if available. All seven directors who were elected to the Board at the last Annual Meeting were in attendance at the 2010 Annual Meeting of Shareholders.

Executive Sessions

          The Audit Committee of the Board of Directors schedules executive sessions without any management members present in conjunction with each regularly scheduled audit committee meeting. In the executive sessions, the non-management directors meet with the Company’s Senior Director of Internal Audit and representatives of the independent registered public accounting firm. Mr. Philip R. Peller, Chairman of the Audit Committee, presides at these executive sessions of non-management directors.

Other Corporate Governance Policies

          Corporate Governance Policies. The Board has adopted Corporate Governance Policies to comply with the NYSE listing standards. These policies guide the Company and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director compensation and evaluations, director access to management, Board access to outside financial, business and legal advisors and management development. These policies are available on the Company’s website at www.kennethcole.com. Shareholders may also contact Kenneth Cole Productions, Inc. Attn: Investor Relations, 400 Plaza Drive, 3rd Floor, Secaucus, NJ 07094 or call (201) 864-8080 extension 28451 to obtain a copy of the policies without charge.

          Committee Authority to Retain Independent Advisors. The Audit, Compensation and Corporate Governance/Nominating Committees have the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

          Code of Conduct. The Company has a Code of Conduct (the “Code”) that applies to all of the Company’s directors, executive officers and employees. The Code is available on the Company’s website at www.kennethcole.com. Shareholders may also contact Kenneth Cole Productions, Inc. Attn: Investor Relations, 400 Plaza Drive, 3rd Floor, Secaucus, NJ 07094 or call (201) 864-8080 extension 28451 to obtain a copy of the Code without charge.

          Whistleblower Procedures. The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. These procedures are available on the Company’s website at www.kennethcole.com. Shareholders may also contact Kenneth Cole Productions, Inc. Attn: Investor Relations, 400 Plaza Drive, 3rd Floor, Secaucus, NJ 07094 or call (201) 864-8080 extension 28451 to obtain a copy without charge.

          No Executive Loans. The Company does not extend loans to executive officers or directors and has no such loans outstanding.

Transactions with Related Parties

          The Company’s written policy regarding related party transactions requires the Corporate Governance/Nominating Committee (the “Committee”) to review and either approve or disapprove of any related party transaction, as defined below, prior to entering into any such transaction. If advance approval of the related party transaction is not feasible, then the Committee must consider the transaction at its next meeting and determine whether to ratify the transaction.

          The Company defines related party transactions as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any Related Person (as defined below) has or will have a direct or indirect interest (other than solely as a result of being a director or less than five-percent beneficial owner of the Company or another entity). A Related Person is any (a) person who is or was at any point during a fiscal year for which the Company filed a Form 10-K and proxy statement, an executive officer, director or nominee for election as a director, (b) any person who is greater than a five percent beneficial ownership of the Company’s common stock, (c) an immediate family member of any of the foregoing, which shall include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee) or (d) any firm, corporation or other entity in which any of the foregoing persons is employed and which such person has a five percent or greater beneficial ownership interest.

          In determining whether to approve or ratify a related party transaction, the Committee will take into account whether the transaction is in the best interests of the Company and its shareholders, on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the Related Person’s interest in the transaction and other factors that it deems relevant. No director shall participate in any discussion or approval of a transaction for which he or she is a Related Person, except that the director will provide all material information to the Committee.

          Under the Company’s policy, the following related party transactions will be deemed pre-approved under the terms of the Company’s policy:

•

any transaction with another company at which a Related Person’s only relationship is as an employee, director or beneficial owner of less than five percent of that company’s shares, if the aggregate amount involved does not exceed the greater of $100,000, or two percent of that company’s total revenues; and

•

any charitable contribution by the Company to a charitable organization where a Related Person is an employee, if the aggregate amount involved does not exceed the lesser of $25,000 or two percent of the charitable organization’s total annual receipts.

          During 2010, the Company made payments of $589,000 to a third-party aviation company which hires and uses an aircraft partially owned by Emack LLC, a company which is wholly owned by the Company’s Chairman and Chief Creative Officer. Management believes that all transactions were made on terms and conditions similar to or more favorable than those available in the marketplace from unrelated parties.

DIRECTOR NOMINEE AND OFFICER STOCK OWNERSHIP

          The following table sets forth certain information as of April 4, 2011 with respect to the beneficial ownership of the Class A Common Stock and Class B Common Stock, by (i) each director and nominee for director of the Company who owns shares of any class of the Company’s voting securities, (ii) the Company’s Named Executive Officers and (iii) all directors and executive officers of the Company, as a group. Except as otherwise indicated, each person listed has sole voting power with respect to the shares beneficially owned by such person.

	Class A Common Stock			Class B Common Stock

Name of Beneficial Owner	Number of Shares	Percent		Number of Shares	Percent

Kenneth D. Cole (1)	9,612,442	52.7%	(2)	8,010,497	100%
Jill Granoff (1)	567,285	3.1%	(3)
David P. Edelman (1)	74,741	*	(4)
Michael DeVirgilio (1)	44,500	*	(5)
Ingo Wilts (1)	26,250	*	(6)
Denis F. Kelly	75,907	*	(7)
Robert C. Grayson	64,191	*	(8)
Philip R. Peller (1)	30,208	*	(9)
Martin E. Franklin	28,358	*	(10)
Michael J. Blitzer (1)	14,191	*	(11)
All directors and executive officers as a group (16 persons)+	10,720,072	58.7%		8,010,497	100%

* Less than 1.0%
+ Consists of the Board of Directors and all executive officers of the Company including Named Executive Officers.

(1)	The beneficial owner’s address is c/o Kenneth Cole Productions, Inc., 603 West 50th Street, New York, NY 10019.
(2)

Includes (a) 2,693,957 shares which Mr. Cole has the right to acquire within 60 days upon the conversion of 2,693,957 shares of Class B Common Stock, (b) 120,000 shares of Class B Common Stock held by the Kenneth Cole Foundation of which Mr. Cole is a co-trustee with his wife, which can be converted into Class A shares, (c) 187,500 shares of Class B Common Stock held by KMC Partners L.P. of which Mr. Cole is the living partner with 95% ownership, which can be converted into Class A shares, (d) 2,000,000 shares of Class B Common Stock held in the 2010 Kenneth D. Cole Grantor Remainder Trust, which can be converted into Class A shares, (e) 1,500,000 shares of Class B Common Stock held in the 2010 Kenneth D. Cole Grantor Remainder Trust, which can be converted into Class A shares, (f) 754,520 shares of Class B Common Stock held in the 2009 Kenneth D. Cole Grantor Remainder Annuity Trust, which can be converted into Class A shares (g) 754,520 shares of Class B Common Stock held in the 2009 Kenneth D. Cole Family Grantor Remainder Annuity Trust, which can be converted into Class A shares, (h) 150,000 shares of Class A Common Stock held by the Kenneth Cole 1994 Charitable Remainder Trust, of which Mr. Cole is the sole trustee, (i) 285,519 shares of Class A Common Stock held by Mr. Cole, (k) 1,108,926 shares which Mr. Cole has the right to acquire within 60 days upon the exercise of options granted to him under the Company’s 2004 Stock Incentive Plan, as amended, and (l) 12,500 of restricted shares that will vest within 60 days under the Company’s 2004 Stock Incentive Plan, as amended.

(3)	Includes 447,246 stock options with the right to acquire within 60 days upon exercise and 75,000 restricted shares that will vest within 60 days under the 2004 Stock Incentive Plan, as amended.
(4)	Includes 57,500 stock options with the right to acquire within 60 days upon exercise under the Company’s 2004 Stock Incentive Plan, as amended.
(5)	Includes 44,500 stock options with the right to acquire within 60 days upon exercise under the Company’s 2004 Stock Incentive Plan, as amended.
(6)	Includes 26,250 stock options with the right to acquire within 60 days upon exercise under the Company’s 2004 Stock Incentive Plan, as amended.
(7)

Includes 40,000 stock options which Mr. Kelly has the right to acquire within 60 days upon exercise and 5,655 restricted shares that will vest within 60 days under the Company’s 2004 Stock Incentive Plan, as amended. Mr. Kelly’s address is c/o Scura Partners Securities LLC, 630 Fifth Avenue, Suite 1401, New York, NY 10111.

(8)

Includes 40,000 stock options which Mr. Grayson has the right to acquire within 60 days upon exercise and 5,655 restricted shares that will vest within 60 days under the Company’s 2004 Stock Incentive Plan, as amended. Mr. Grayson’s address is c/o The Grayson Company, 200 Park Avenue South, Suite 1611, New York, NY 10003.

(9)

Includes 20,000 stock options which Mr. Peller has the right to acquire within 60 days upon exercise and 5,655 restricted shares that will vest within 60 days under the Company’s 2004 Stock Incentive Plan, as amended.

(10)

Includes 19,167 stock options which Mr. Franklin has the right to acquire within 60 days upon exercise and 5,655 restricted shares that will vest within 60 days under the Company’s 2004 Stock Incentive Plan, as amended. Mr. Franklin’s address is c/o Jarden Corporation, 555 Theodore Fremd Avenue, Suite B302, Rye, NY 10580.

(11)

Includes 5,000 stock options which Mr. Blitzer has the right to acquire within 60 days upon exercise and 5,655 restricted shares that will vest within 60 days under the Company’s 2004 Stock Incentive Plan, as amended.

PERSON OWNING MORE THAN 5% OF COMMON STOCK

          The following table sets forth certain information as of April 4, 2011 with respect to the beneficial ownership of the Class A Common Stock, by each beneficial holder of more than five percent of any class of the Company’s voting securities. The table excludes 5% beneficial ownership for directors and officers of the Company that are included on page 15 under the heading “Director Nominee and Officer Ownership.” Each owner listed has sole voting power with respect to the shares beneficially owned by such person.

	Class A Common Stock

Name of Beneficial Owner	Number of Shares	Percent

Wells Fargo & Company	1,334,870	7.3%	(1)

(1)	As reported on the Schedule 13G filed with the Securities and Exchange Commission on January 14, 2011. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.

Section 16(a) Beneficial Ownership Reporting Compliance

          Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Exchange Act and on written representations from its executive officers, directors and persons who beneficially own more than 10% of the Class A Common Stock, the Company believes that all filing requirements of Section 16(a) of the Act were complied with during the year ended December 31, 2010.

Compensation Discussion and Analysis

Determination of Executive Compensation

          The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) is responsible for overseeing the Company’s executive compensation policies and practices, including levels and structure of compensation for the Company’s Named Executive Officers (“NEOs”) and other key executive officers, all of which are ultimately submitted to the Board for ratification. Specifically the Committee is responsible for:

•	Overseeing the Company’s executive compensation and rewards policies and practices;
•

Developing, approving and recommending to the Board for ratification compensation levels for the Company’s Chairman of the Board (“COB”) and Chief Executive Officer (“CEO”), based on the achievement of goals and objectives;

•

Reviewing, approving and recommending to the Board for ratification the compensation structure for the remaining NEOs and certain other members of the Company’s executive management as recommended by the COB and CEO upon consultation with the Chief Financial Officer and SVP of Human Resources (other than their own compensation structure), including prospective new executive officers;

•	Reviewing, approving and recommending to the Board for ratification performance-based annual incentive plan targets and the subsequent level of achievement thereof; and
•	Reviewing, approving and recommending to the Board for ratification long-term incentive awards for NEOs and other key executive officers.

          Each year, the Committee reviews the Company’s executive compensation and rewards policies and practices, including the compensation levels and structure and compensation paid to the NEOs in the prior year (as disclosed in the Summary Compensation Table on pg 24) to ensure they continue to reflect the Company’s philosophy to link executive pay and compensation practices with the interest of the Company’s shareholders. The Committee also periodically retains independent compensation consultants to assess the annual compensation of the NEOs and certain other executives to ensure pay competitiveness. The COB, CEO, Chief Financial Officer, General Counsel, and SVP of Human Resources generally attend Committee meetings except for those in which their specific compensation is addressed. The Chief Financial Officer and SVP of Human Resources work with the Committee Chairman to prepare the agenda for each meeting and provide information on the Company’s strategic objectives. The COB and CEO also make recommendations to the Committee with consultation from the Chief Financial Officer and SVP of Human Resources (other than recommendations on their own compensation structure), which are reviewed and approved by the Committee and ultimately presented to the Board for ratification (as to compensation levels, performance goals, bonus targets and equity awards).

Compensation Philosophy and Objectives

          The Company’s overall compensation philosophy is to “pay for performance”. The Company’s compensation plans, policies and practices are designed to provide compensation that motivates executives to achieve corporate financial goals and rewards them for short and long-term financial performance in order to maximize shareholder value. In addition, these plans, policies and practices and compensation paid thereunder are structured to be competitive with other companies in order to attract and retain high performing executive talent. The Company’s executive compensation program is designed specifically to:

•	Support the achievement of the Company’s long and short-term strategic and financial objectives;
•	Reward executives for continuous improvement of financial metrics;
•	Align executive interests with the interests of the shareholders;
•	Target total compensation between the 50th and 75th percentile with actual pay dependent on performance; and
•	Attract and retain highly talented, results-driven executives.

2010 Highlights

The Company has identified the following executive officers as the NEOs for 2010:

•	Kenneth D. Cole – Chairman and Chief Creative Officer
•	Jill Granoff – Chief Executive Officer (departed the Company on February 28, 2011)
•	David P. Edelman – Chief Financial Officer
•	Ingo Wilts – Senior Vice President, Creative Director
•	Michael DeVirgilio – President of Licensing & International

          The Company made several decisions with respect to its compensation policies to reduce expenses and the desire to continue management’s focus on driving shareholder value.

•	No salary increases were granted in 2010 for the Company’s NEOs.
•

The Company set and paid bonuses pursuant to the annual performance-based incentive plan based on the achievement of earnings per share (“EPS”) and divisional segment income targets as defined by the Committee.

•

In keeping with the Company’s commitment to link executive interests to the interests of the shareholders, the Company granted long-term incentive compensation awards to the NEOs solely in the form of equity awards.

Compensation Practices

          The Company believes it is important to continually evaluate pay practice effectiveness by routinely using market survey data and benchmarking companies within its peer group. As such, the Company intends to periodically retain independent compensation consultants as it deems necessary and appropriate to assist in the evaluation of its pay practices for its NEOs and other key executives. In June 2009, the Committee retained Frederic W. Cook & Co., Inc. (“FCC”) to assist the Committee in evaluating the NEOs’ compensation levels and opportunities relative to those of a peer group. The Committee directed FCC to assess the competitiveness of the Company’s senior executive compensation relative to its industry peer group and to recommend changes to executive compensation levels and opportunities, as appropriate. FCC considered the Company’s compensation philosophy and the balance between Company objectives, value to employees and program costs. FCC presented a full report to the Committee regarding its findings and alternatives for consideration. As part of the competitiveness assessment, FCC modified the peer group used in previous years to exclude companies that are significantly larger than the Company based on revenues and market capitalization. FCC identified a more appropriate peer group of 16 apparel and footwear companies that were similar in size and operations to the Company.

          The peer group identified by FCC in 2009 consisted of:

Crocs Inc.	Oxford Industries Inc.

Deckers Outdoor Corp	Perry Ellis Intl Inc.

Fossil Inc.	Skechers U.S.A.

Genesco Inc.	Steven Madden Ltd

G-III Apparel Grp Ltd	Timberland Co.

K-Swiss Inc.	True Religion Apparel Inc.

Maidenform Brands Inc.	Under Armour Inc

Movado Group	Wolverine World Wide

          FCC analyzed the following elements of pay among peer companies:

•	Base salary;
•	Actual and target annual incentive (bonus);
•	Total cash compensation (“TCC”), which is composed of base salary and actual or target bonus;
•	Long-term incentives, which include stock options, restricted stock, performance shares and performance-based cash awards, and extraordinary long-term awards;
•	Total direct compensation, which is composed of TCC and the expected present value of long-term incentives.

Based on the 2009 data FCC concluded for the five NEOs in aggregate as follows:

•	Base salaries are above the 75th percentile of the peer group;

•

Total target cash compensation levels are above the 75th percentile of the peer group, assuming payment of target bonus (bonuses paid at 67% based on EPS performance and between 40% - 120% based on divisional segment income performance);

•	Present value of long-term incentives (equity awards) are below the 25th percentile of the peer group; and
•	Total target direct compensation levels are below the median or 50th percentile, falling between the 25th and 50th percentile of the peer group.

          In setting compensation for its NEOs for 2010 the Committee relied on the 2009 data provided by FCC as the NEO compensation did not significantly change from 2009.

          While the comparative data uncovered through benchmarking is important and provides some guidance for making executive compensation decisions, the Committee considers other factors including the scope and impact of the executive’s role, the expectations for the executive, contributions made by the executive beyond the formal role, the Company’s performance, budget, succession planning, and prior practices. In addition, since the Company recruits talent from other companies not listed in the peer group, it also generally monitors, without benchmarking, other company practices to ensure competitive alignment where appropriate.

Elements of Compensation

Annual Cash Compensation

•

Base Salary is intended to provide a portion of compensation which is fixed to give NEOs resources upon which to live and provide them with a certain level of financial security. Each NEO’s base salary level is designed to compensate the executive in a way that is competitive and indicative of his/her knowledge, skills, abilities, and future potential. When considering a base salary adjustment, the Committee will solicit input from the management team (COB, CEO, CFO, SVP of Human Resources) before making a final determination. When making base salary adjustments, the Committee considers the performance of the Company, the overall performance and future potential of the individual, the economic environment and competitive pay positioning. Based on the recent global economic downturn and the recommendation of the management team, the Committee decided not to provide a base salary increase for the NEOs for 2010. This represents the fourth year in a row the Committee has determined not to increase base salary levels for the NEOs, however, the Committee continued to approve annual equity grants. The Committee believes this is in line with the Company’s policy to shift pay mix to greater variability (at risk compensation) to ensure total compensation links with performance.

•

Performance-Based Annual Incentive (Bonus) is based on Company financial results under the 2009 Pay for Performance Bonus Plan (“Bonus Plan”). The Company’s Bonus Plan provides bonus compensation consistent with the Company’s pay for performance philosophy in that it requires the Company to meet financial objectives in order for bonus compensation to become payable. If objectives are not met, no bonus is paid. In addition, the design fosters teamwork and creates the incentive for each executive to ensure that the organization, as a whole, is successful. Under the plan, each NEO’s bonus is based on achievement of certain earnings per share (“EPS”) targets and/or divisional segment income targets as defined by the Committee. The Committee believes these metrics are strong indicators of financial performance and that aligning bonus compensation with the achievement of EPS and/or divisional segment income targets will closely align the financial interests of the NEOs with the interests of shareholders.

          The performance-based annual bonus target for each NEO is set as a percentage of his or her base salary. For those NEOs who have employment agreements with the Company, their annual bonus targets are dictated by their agreements, which were separately negotiated. The annual bonus target for each NEO without an employment agreement was determined by the Committee on a subjective basis but is generally based on seniority and competitive practice and takes into account the scope and impact of each NEO’s role. For 2010, the Committee approved the following performance incentive targets: less than $0.11 EPS (0% payout), $0.11 EPS (25% payout), $0.41 EPS (100% payout), and $0.90 EPS and above (200% payout). Payouts for EPS and divisional segment income results between the targets were determined on a pro-rata basis. EPS has been defined by the Committee for bonus purposes as EPS excluding one-time charges using an applied tax rate of 39%. The EPS targets applied to all NEO’s and represented the sole performance factor for bonus determination with the exception of Mr. DeVirgilio whose target bonus was based 50% on EPS as defined and 50% on his divisional segment income as defined for the licensing segment. Mr. DeVirgilio’s divisional segment income targets for 2010 were as follows: $37.4 million (25% payout), $39.4 million (100% payout) and $46.3 million (200% payout). Ms. Granoff and Messers. Cole, Edelman, and Wilts’ bonus plan payouts were 67% of the performance incentive EPS target. Mr. DeVirgilio’s bonus plan payout was the summation of the EPS and divisional segment income performance incentive targets, which were 67% and 120%, respectively.

          The following table shows each NEO’s annual incentive target bonus as a percentage of base salary:

Named Executive Officer	Target Bonus as a percentage of base salary(%)	Performance Goals as a percentage of Target Bonus

		Corporate EPS (%)	Segment Income (%)

Kenneth D. Cole	100%	100%	0%

Jill Granoff	100%	100%	0%

David P. Edelman	50%	100%	0%

Ingo Wilts	60%	100%	0%

Michael DeVirgilio	50%	50%	50%

Long-Term Incentive Compensation

          The Committee believes long-term incentives are beneficial to shareholders and a key component of the NEOs’ overall compensation. The primary focus in granting long-term incentives is to:

•	Align NEOs’ and other key executives’ financial interests with the long-term interests of the shareholders;
•	Support the achievement of strategic objectives and goals, which tend to be longer-term;
•	Focus NEO behavior on long-term value creation;
•	Encourage NEO and other key executive retention by providing financial rewards that are achieved over a period of years; and
•	Give NEOs and other key executives a chance to earn an ownership interest in the Company.

          Over the years, the Committee has used two forms of long-term equity compensation, restricted stock and/or non-qualified stock options. The Committee considers the value of the award as a component of total direct compensation. In deciding which type of equity award to grant to any particular NEO, the Committee sometimes considers the number of shares necessary to deliver the intended value appropriate for each NEO and each NEO’s requisite position and level of responsibility. It generally requires fewer shares of restricted stock than options to deliver the same value to an NEO. For 2010, with the exception of Ms. Granoff, who received an award of restricted stock pursuant to the terms of her employment agreement, the Committee granted stock options to the NEOs as the sole form of equity compensation. This was consistent with the Company’s intent in 2010 to focus NEOs on driving shareholder value by placing more emphasis on pure performance-based compensation, given the nature of stock options which have no value unless the Company’s stock price appreciates after the date of grant.

          All equity awards are granted pursuant to and are subject to the terms and conditions of the 2004 Stock Incentive Plan, as amended. Annual long-term equity incentive awards are generally granted to the NEOs during the Committee’s regularly scheduled May meeting following the annual shareholder meeting. New hire, promotion and off-cycle grants are approved during quarterly Committee meetings.

Restricted Stock

          Restricted stock typically vests over a three to four-year period after the grant date. While restricted stock has inherent intrinsic value when granted, it delivers greater value as the stock price appreciates over time. The intrinsic value at grant tends to provide continued incentive even if the stock price decreases following the grant and as such it continues to motivate recipients to sustain efforts towards corporate goals. If the NEO or executive terminates employment before vesting occurs, all unvested shares are cancelled immediately, unless otherwise stipulated in an employment agreement.

          Ms. Granoff received 50,000 shares of restricted stock in 2010, valued at $590,000 on the date of grant, pursuant to her employment agreement, which was separately negotiated in her employment agreement dated April 13, 2008 and amended on December 31, 2008.

Stock Options

          Stock options normally carry a term of ten years and in most cases vest in increments over three to four years. The exercise price of stock options is the fair market value of the stock on the date of the grant and therefore delivers value to the NEO only if the stock price rises following the grant date. If the NEO terminates employment before vesting occurs, all unvested options are cancelled immediately while outstanding vested options are cancelled thirty days after the employment termination date, unless otherwise stipulated in an employment agreement.

          For 2010, Mr. Cole received 150,000 stock options, valued at $1,112,850 on the date of grant, in recognition of his position as the Chief Creative Officer, his role in marketing, design and public relations and for his part in the implementation of the Company’s strategic plan. Ms. Granoff received 50,000 stock options, valued at $294,800 on the date of grant, based on individual performance goals which included developing a 3-year strategic plan for each segment of the Company’s business, Consumer Direct, Wholesale and Licensing and the implementation of the Company’s new web-based e-commerce platform. Mr. Wilts received options for 25,000 shares, valued at $147,400 on the date of grant, which included goals to create a more consistent design aesthetic across categories, hiring a proven women’s footwear designer and developing a flagship concept. Mr. Edelman and Mr. DeVirgilio also received options based on their individual performance goals. Mr. Edelman’s performance goals included improving the budget process as well as collaboration with divisional executives to validate business plans and key initiatives. Mr. DeVirgilio’s individual performance goals included building new business in key territories across the globe and creating a sustainable partnership model based on proven success with other models. Both Mr. Edelman and Mr. DeVirgilio received options for 20,000 shares of stock, each valued at $117,920 on the date of grant. The number of stock options granted to the individual NEO was determined by the Committee generally based on seniority and competitive practice and takes into account the scope and impact of each NEO’s role.

Executive Employment Agreements

          The Company believes employment agreements are an effective recruiting and retention tool for top executives. The Company also believes employment agreements help protect certain interests of the Company by prohibiting post termination competition, disclosure of confidential information and solicitation. All of the Company’s employment agreements have severance provisions and noncompetition and nondisclosure clauses, which encourage executives to remain committed to the business and discourage them from collaborating with competitors in order to prevent critical confidential information from leaking to competitors. In addition, all employment agreements require executives to release all claims against the Company in order to receive severance payments. To that end, the Company has entered into employment agreements with Ms. Granoff, Mr. Wilts and Mr. DeVirgilio, the terms of which are described in more detail below.

          Jill Granoff entered into a letter agreement dated April 13, 2008, amended on December 31, 2008 to conform to the requirements of Section 409A of the Internal Revenue Code, which provided that her employment commenced on May 5, 2008 and was scheduled to continue until May 4, 2012 unless terminated earlier. Ms. Granoff was entitled to receive an annual salary of $1,000,000 (subject to good faith review for possible increase annually) and to earn a target bonus award equal to 100% of her base salary. In addition, in the event the Company exceeded its bonus plan targets, Ms. Granoff had the opportunity to earn an additional bonus up to an additional 100% of base salary based on EPS, as determined by the Committee.

          Ms. Granoff’s agreement also provided for an initial grant of 100,000 shares of restricted stock upon hire and grants of 50,000 shares of restricted stock for each of the next three years. For each grant, the restrictions lapse over a three-year period from issuance. In addition, Ms. Granoff’s agreement provided for an initial grant of 250,000 stock options upon hire, which vest over a four-year period. Other benefits and perquisites provided by the agreement include the eligibility to participate in the 401(k) plan, SERP plan and basic health, life, accidental death and business accident insurance. Pursuant to the agreement, the Company maintains a life insurance policy in the face amount of $7 million and a supplemental disability policy of at least $2 million. The agreement also provided for severance payments in the event Ms. Granoff is terminated by the Company without cause or if she terminates her employment for good reason, or if her employment is terminated in connection with a change of control of the Company.

          Ingo Wilts entered into a letter agreement with the Company which provides that his employment commenced on October 1, 2009 and continues through October 1, 2013, unless terminated earlier. The agreement provides that he is entitled to receive an annual salary of $625,000 (subject to good faith review for possible increase annually) and to earn a target bonus award equal to 60% of his actual base salary paid for the prior fiscal year. Mr. Wilts has the opportunity to earn an additional bonus up to an additional 60% of base salary based on EPS, as determined by the Committee. The agreement also provided for an initial grant of 100,000 stock options which vest over a four-year period. Other benefits and perquisites provided by the agreement include the eligibility to participate in the 401(k) plan, SERP plan and basic health, life, accidental death and business accident insurance. To support his relocation from Germany, Mr. Wilts received a one-time mobility and resettlement payment, and he received reimbursement for temporary housing for a period of up to six months. Mr. Wilts’ agreement provides for severance in the event he is terminated by the Company without cause.

          Michael DeVirgilio entered into a letter agreement with the Company dated March 31, 2006, which provides that he is entitled to receive an annual salary of $450,000 (subject to good faith review for possible increase annually) and to earn a target bonus award equal to 50% of the actual base salary paid for the prior fiscal year. In addition, in the event the Company exceeds its bonus plan targets, Mr. DeVirgilio has the opportunity to earn an additional bonus up to an additional 50% of base salary based on EPS, as determined by the Committee. The agreement also provided for an initial grant of 20,000 shares of restricted stock vesting over a four-year period. Other benefits and perquisites provided by the agreement include the eligibility to participate in the 401(k) plan, SERP plan and basic health, life, accidental death and business accident insurance. Mr. DeVirgilio’s agreement provides for severance in the event he is terminated by the Company without cause.

Benefits and Other Compensation

Executive Deferred Compensation

          The Company provides certain deferred compensation arrangements to the NEOs to allow them to save for retirement on a tax advantaged basis, which the Company believes is an important benefit in attracting and retaining talent. The Company maintains three non-qualified Executive Deferred Compensation Programs that are in compliance with section 409A of the Internal Revenue Code which governs the tax treatment of deferred compensation, two of which allow for voluntary executive contributions and one of which allows for only Company contributions. The Nonqualified Executive Deferred Compensation Plan (“KDC Plan”) is exclusively for Mr. Cole. A second program is designed for participation of the other NEOs and certain U.S.-based eligible employees (“Nonqual Plan”). The third non-qualified deferred compensation plan is in the form a Supplemental Executive Retirement Plan (“SERP”). Participants in the SERP are subject to long-term vesting requirements which serve as a retention vehicle for the Company. A more complete description of the SERP is provided under the heading “Retirement Plans.” Each of these plans is a defined contribution plan.

          Under the KDC Plan, Mr. Cole may elect to defer his entire base salary and annual bonus. The investment of amounts deferred under the KDC Plan are self-directed by Mr. Cole. For 2010, Mr. Cole elected not to defer any portion of his base salary or annual bonus. Distributions from the plan are paid in a lump sum at retirement, which is defined as the latter of attaining the age of 60 or retirement from the Company and/or partially over time based on his annual deferred compensation elections.

          Under the Nonqual Plan, participants must earn a minimum of $105,000 in base salary to be eligible for the Plan. Participants may elect to defer up to 80% of their base salary and commission, and 100% of their annual bonus. Deferrals take place two times during the year to correspond to compensation events occurring in the Company. Annual base salary deferral elections must be made in December to allow for the deferral of base salary and/or commission earned in the following calendar year. Annual incentive compensation (bonus) payable in March of the following year can be deferred in June of the prior year. The Company believes this allows the flexibility for participants to plan their financial goals. Participants have the right to select various investment options. Investment choices under this program are similar to those choices selected under the Company’s 401(k) Plan. Distribution dates are elected by the participant.

Retirement Plans

          The Company believes that providing retirement benefits allows the Company to be competitive in attracting and retaining talented executives and reward executives for long-time service to the Company. The Company’s 401(k) savings plan is a tax qualified retirement savings plan pursuant to which the Company’s employees, including the NEOs, are able to make pre-tax contributions from their eligible compensation. In past years, the Company has made matching contributions for all participants. Changes to the Company’s retirement programs are rare, but as part of its review of the Company’s benefit plans, the Committee, at times, makes recommendations to consider changing the matching contribution rate based on the external environment and business performance. In April 2009, due to the macro-economic environment and performance of the business, the Company suspended its matching contribution. Given the competitive environment and increased business performance, the Company restored the match effective January 1, 2010, although not fully restored to historical levels, to 25% of the employee’s elective deferrals up to 3% of the total eligible compensation.

          The SERP is funded entirely through Company contributions and do not allow for executive contributions. The SERP allows for the Company, at its discretion, to contribute an amount to the SERP on behalf of qualified employees. Contributions by the Company are vested based upon the respective participant’s years of service, regardless of when the contribution is made. SERP benefits become 30% vested after 3 years of service, 60% vested after 6 years of service, and 100% vested after 10 years of service or earlier termination of service as a result of retirement, disability or death. Each participant may select among various investment options offered under the SERP, and the value of the participant’s account balance is based upon the returns of the investments elected by the participant. The participants in the SERP are subject to non-compete, non-solicitation and confidentiality provisions which protect the Company during and following termination of employment. Distributions from the SERP occur in the 13th month following employee termination assuming all provisions of the SERP agreement with the employee have been met.

Perquisites and Other Personal Benefits

          The Company also provides the NEOs and other key executives with certain perquisites and other personal benefits that the Committee believes are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior talent. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the NEOs, which include a car allowance for Mr. Edelman and Mr. DeVirgilio. The Company provides Mr. Cole with a Company car and driver. For Ms Granoff the Company provided a car service. The Company has also agreed, pursuant to his employment agreement, to provide Mr. Wilts with certain tax preparation assistance. In addition, for security purposes, the Board has recommended that Mr. Cole use chartered aircraft for air travel. The costs associated with providing these benefits for the NEOs are reflected in the Summary Compensation Table under the “All Other Compensation” caption.

Tax Deductibility of Compensation

          Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain compensation paid to the NEOs or employees in excess of $1 million per year unless it is compensation based on the attainment of pre-established, objective performance goals established under a shareholder approved plan. The Company believes that compensation paid under its management incentive plans is generally fully deductible for federal income tax purposes. In certain situations where the Committee believes it to be in the best interest of its shareholders, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for the NEOs.

Adjustment or Recovery of Awards

          The Company has not adopted a formal or informal policy regarding the adjustment or recovery of awards in connection with a restatement or adjustment of financial statements that would otherwise have resulted in a reduction in the size of the award or payment. The Company has not experienced any situations or occasions that would result in a reduction in the size of the award or payment. If the Company were to experience such an adjustment in the future, the Committee would assess the circumstances relating to the adjustment and take such legally permissible actions as it believes to be appropriate.

COMPENSATION COMMITTEE REPORT

          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management. Based on such review and discussions, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in these proxy materials.

THE COMPENSATION COMMITTEE

Robert C. Grayson (Chairman)
Michael J. Blitzer
Martin E. Franklin
Denis F. Kelly

Summary Compensation Table

          The following table sets forth the aggregate compensation awarded to, and earned by the Named Executive Officers, for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2010, 2009 and 2008:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Kenneth D. Cole	2010	$1,000,000	--	--	$1,112,850	$670,000	--	$227,096 (5)	$3,009,946

Chairman of the Board	2009	$1,000,000	--	$353,500	--	--	$1,624,867	$253,816	$3,232,183

Chief Creative Officer	2008	$1,000,000	--	--	$1,931,863 (10)	--	--	$267,316	$3,199,179

Jill Granoff	2010	$1,000,000	--	$590,000	$294,800	$670,000	--	$210,519 (6)	$2,765,319

PEO	2009	$1,000,000	--	$353,500	--	--	--	$265,419	$1,618,919

Chief Executive Officer	2008	$634,615	--	$1,484,000	$1,554,000 (10)	$500,000	--	$88,851	$4,261,466

David P. Edelman	2010	$435,000	--	--	$117,920	$145,725	--	$74,426 (7)	$773,071

PFO	2009	$435,000	$50,000 (11)	--	$85,350	--	--	$92,670	$663,020

Chief Financial Officer	2008	$435,000	--	--	$84,320	$76,000	--	$95,567	$690,887

Ingo Wilts	2010	$625,000	--	--	$147,400	$251,250	--	$104,398 (8)	$1,128,048

Senior Vice President,

Creative Director	2009	$137,019	$150,000 (12)	--	$454,700	--	--	$19,408	$761,127

Michael DeVirgilio	2010	$465,000	--	--	$117,920	$217,388	--	$80,644 (9)	$880,952

President of Licensing

and International	2009	$465,000	--	--	$85,350	--	--	$86,904	$637,254

	2008	$465,000	$50,000 (13)		$126,480	$55,000	--	$89,108	$785,588

(1)

These amounts represent the aggregate grant date fair value of awards granted during the years indicated, computed in accordance with accounting guidance. Amounts are based on the stock price on the date of grant. Please refer to Note 12 to the Company’s consolidated financial statements for the years ended December 31, 2010, 2009 and 2008, respectively, included in the Annual Reports on Form 10-K for those years for the assumptions used to calculate these amounts. Pursuant to Securities & Exchange Commission guidance, the Company has adjusted the 2008 amount disclosed in prior years to conform to the 2009 and 2010 disclosure.

(2)

These amounts represent the aggregate grant date fair value of awards granted during the years indicated in accordance with accounting guidance and are based on the fair value as calculated under the Black-Scholes model on the date of grant. Please refer to Note 12 to the Company’s consolidated financial statements for the years ended December 31, 2010, 2009 and 2008, respectively included in the Annual Reports on Form 10-K for those years for the assumptions used to calculate these amounts. Pursuant to Securities & Exchange Commission guidance, the Company has adjusted the 2008 amounts disclosed in prior years to conform to the 2009 and 2010 disclosure.

(3)	Amounts represent earnings on Mr. Cole’s deferred compensation amounts above the preferential market rate or 120% of the applicable federal long-term rate.
(4)

Amounts include SERP contributions which vest over time, with 30% vesting after three years of service, 60% vesting after six years of service and 100% vesting upon ten years of service or termination from service resulting from retirement, disability or death. This includes amounts which the Named Executive Officer may not currently or in the future be entitled to receive because such amounts are not fully vested and may not become fully vested or because certain non-compete covenants may not be met following termination of employment.

(5)	Amount represents $45,000 for restricted stock dividends; and $182,096 for auto, auto related expenses and air transportation for Mr. Cole’s personal travel.
(6)

Amount represents of the cost of car services for Ms. Granoff equal to $56,379 and the gross up of her related tax obligations in an amount equal to $12,552; employer 401(k) match; SERP contributions of $100,000; restricted stock dividends; $35,250 for executive life insurance.

(7)	Amount represents car allowance of $14,400; employer 401(k) match; SERP contributions of $43,500; restricted stock dividends; executive life insurance.
(8)	Amount represents SERP contributions of $62,500; moving expenses of $37,979; medical insurance.
(9)	Amount represents car allowance of $12,000; SERP contributions of $46,500; $16,560 for restricted stock dividends; executive life insurance.
(10)

The Company paid its 2008 performance bonuses on March 11, 2009. Mr. Cole elected to receive stock options with a fair value of $666,667 in lieu of receiving cash for his performance bonus. Ms. Granoff elected to receive 50%, or $500,000, of her performance bonus in stock options in lieu of cash.

(11)	Mr. Edelman received a one-time discretionary bonus for assuming responsibility for information technology, customer service and warehousing/distribution for the Company.
(12)	Mr. Wilts received a one-time discretionary bonus as part of his negotiated employment agreement.
(13)	Mr. DeVirgilio received a one-time discretionary bonus related to his efforts in the licensing business segment.

Grants of Plan-Based Awards
For 2010

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise Or Base Price of Option	Grant Date Fair Value of Stock and Option

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units (2)	Options (2)	Awards ($/Sh)	Awards (3)

Kenneth D. Cole	N/a	250,000	1,000,000	2,000,000	—	—	—	—
	5/27/2010	—	—	—	—	150,000	$11.80	$1,112,850

Jill Granoff	N/a	250,000	1,000,000	2,000,000	—	—	—	—
	5/27/2010	—	—	—	50,000	50,000	$11.80	$884,800

David. P. Edelman	N/a	54,375	217,500	435,000	—	—	—	—
	5/27/2010	—	—	—	—	20,000	$11.80	$117,920

Ingo Wilts	N/a	93,750	375,000	750,000	—	—	—	—
	5/27/2010	—	—	—	—	25,000	$11.80	$147,400

Michael DeVirgilio	N/a	58,125	232,500	465,000	—	—	—	—
	5/27/2010	—	—	—	—	20,000	$11.80	$117,920

(1)

Annual bonuses awarded under the Company’s non-equity incentive program are based on a percentage of the NEOs salary and on the level of achievement of corporate goals. For 2010, the annual bonuses for Messers. Cole, Edelman, and Wilts and for Ms. Granoff were based on the Company’s achievement of certain earnings per share levels. For 2010, Mr. DeVirgilio’s annual bonus was based 50% on the Company’s achievement of earnings per share and 50% on the achievement of certain income levels for the Licensing division. Mr. Cole’s and Ms. Granoff’s target bonus is 100% of their base salary. Mr. Edelman’s and Mr. DeVirgilio’s target bonus is 50% of their base salaries and Mr. Wilts’s target bonus is 60% of his base salary. For 2010, the threshold EPS target was set at $0.11, which would result in a bonus of 25% of the named executive officer’s target bonus opportunity. No amount would be awarded if the threshold target is not achieved. The EPS target for 2010 was set at $0.41, which would result in a bonus of 100% of the named executive officer’s target bonus opportunity. The maximum EPS target for 2010 was set at $0.90, which would result in a bonus of 200% of the named executive officer’s target bonus opportunity. A more complete discussion of the Company’s non-equity incentive program is set forth in the Compensation Discussion and Analysis under the heading, “Performance-Based Annual Incentive (Bonus).” Actual annual bonus payments made to the NEOs are disclosed in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” caption.

(2)	The vesting dates for these awards are set forth in the Outstanding Equity Awards at Fiscal Year-End table below.

(3)	The fair market value of stock options is determined using the Black-Scholes option valuation model.

Outstanding Equity Awards at Fiscal Year-End
December 31, 2010

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Vesting Dates	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Vesting Dates

Kenneth D. Cole	3/30/2001	150,000	—	$24.2500	Fully Vested	3/30/2011	—	—	—
	12/1/2001	150,000	—	$13.2500	Fully Vested	12/1/2011	—	—	—
	2/5/2003	150,000	—	$23.8500	Fully Vested	2/5/2013	—	—	—
	2/27/2003	100,000	—	$22.7500	Fully Vested	2/27/2013	—	—	—
	8/2/2004	250,000	—	$32.0900	Fully Vested	8/2/2014	—	—	—
					75,000 shares 5/29/2011
	5/29/2008	150,000	150,000	$14.8400	75,000 shares 5/29/2012	5/29/2018	—	—	—
	3/11/2009	196,426	—	$5.3600	Fully Vested	3/11/2019	—	—	—
									12,500 shares 5/28/2011
	5/28/2009	—	—	—	—	—	37,500	$468,375	25,000 shares 5/28/2012
					37,500 shares 5/27/2011
					37,500 shares 5/27/2012
	5/27/2010	—	150,000	$11.8000	75,000 shares 5/27/2013	5/27/2020	—	—	—
					62,500 shares 5/29/2011

Jill Granoff	5/29/2008	125,000	125,000	$14.8400	62,500 shares 5/29/2012	5/29/2018	50,000	$624,500	50,000 shares 5/29/2011
	3/11/2009	147,246	—	$5.3600	Fully Vested	3/11/2019	—	—	—
									12,500 shares 5/28/2011
	5/28/2009	—	—	—	—	—	37,500	$468,375	25,000 shares 5/28/2012
					12,500 shares 5/27/2011				12,500 shares 5/27/2011
					12,500 shares 5/27/2012				12,500 shares 5/27/2012
	5/27/2010	—	50,000	$11.8000	25,000 shares 5/27/2013	—	50,000	$624,500	25,000 shares 5/27/2013

David P. Edelman	3/30/2001	7,500	—	$24.2500	Fully Vested	3/30/2011	—	—	—
	12/1/2001	5,000	—	$13.2500	Fully Vested	12/1/2011	—	—	—
	2/5/2003	10,000	—	$23.8500	Fully Vested	2/5/2013	—	—	—
	2/27/2003	10,000	—	$22.7500	Fully Vested	2/27/2013	—	—	—
					5,000 shares 5/29/2011
	5/29/2008	10,000	10,000	$14.8400	5,000 shares 5/29/2012	5/29/2018	—	—	—
					6,250 shares 5/28/2011
	5/28/2009	6,250	18,750	$7.0700	12,500 shares 5/28/2012	5/28/2019	—	—	—
					5,000 shares 5/27/2011
					5,000 shares 5/27/2012
	5/27/2010	—	20,000	$11.8000	10,000 shares 5/27/2013	5/27/2020	—	—	—
					20,000 shares 10/28/2011
					20,000 shares 10/28/2012

Ingo Wilts	10/28/2009	20,000	80,000	$9.0300	40,000 shares 10/28/2013	10/28/2019	—	—	—
					6,250 shares 5/27/2011
					6,250 shares 5/27/2012
	5/27/2010	—	25,000	$11.8000	12,500 shares 5/27/2013	5/27/2020	—	—	—

Michael DeVirgilio	2/5/2003	4,500	—	$23.8500	Fully Vested	2/5/2013	—	—	—
					7,500 shares 5/29/2011
	5/29/2008	15,000	15,000	$14.8400	7,500 shares 5/29/2012	5/29/2018	—	—	—
					6,250 shares 5/28/2011
	5/28/2009	6,250	18,750	$7.0700	12,500 shares 5/28/2012	5/28/2019	—	—	—
					5,000 shares 5/27/2011
					5,000 shares 5/27/2012
	5/27/2010	—	20,000	$11.8000	10,000 shares 5/27/2013	5/27/2020	—	—	—

Option Exercises and Stock Vested
during Fiscal Year-Ended December 31, 2010

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Kenneth D. Cole	—	—	62,500	$746,500

Jill Granoff	—	—	37,500	$441,750

David P. Edelman	—	—	6,000	$71,880

Ingo Wilts	—	—	—	—

Michael DeVirgilio	—	—	12,000	$143,760

Nonqualified Deferred Compensation
For Fiscal Year-Ended
December 31, 2010

          The Company maintains three non-qualified deferred compensation plans, of which the named executive officers participate in two of the plans. The two plans the named executive officers participate in are the Non-qualified Executive Deferred Compensation Plan (“KDC Plan”) and the Supplemental Executive Retirement Plan (“SERP”). The KDC Plan is exclusively for Mr. Cole, while the SERP is designed for participation of the named executive officers and certain other U.S.-based eligible employees. Mr. Cole does not participate in the SERP.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)

Kenneth D. Cole KDC Plan (7)	—	—	280,936	36,473,288 (2)

Jill Granoff SERP (8)	—	100,000 (1)	41,322	266,322 (3)

David P. Edelman SERP (8)	—	43,500 (1)	30,949	425,733 (4)

Ingo Wilts SERP (8)	—	62,500 (1)	—	62,500 (5)

Michael DeVirgilio SERP (8)	—	46,500 (1)	20,568	356,616 (6)

(1)

These amounts are included in the 2010 Summary Compensation Table under the “All Other Compensation” caption for 2010 as Company contributions made to the SERP. The amounts for Mr. Edelman and Mr. DeVirgilio are fully vested. Ms. Granoff and Mr. Wilts are not fully vested. The ultimate distribution of these amounts is subject to certain non-compete covenants that must be met following termination of employment. As such, some or all of these amounts may not be received by the NEOs.

(2)	Contributions recorded in the Summary Compensation Table were $21,497,191 for 2008 and prior. No contributions were made in 2010 and 2009.
(3)

$125,000 of Ms. Granoff’s aggregate balance was previously reported in the Summary Compensation Table under the caption “All Other Compensation” as Company contributions made to the SERP for 2009. Ms. Granoff is not vested in the SERP.

(4)

$373,950 of Mr. Edelman’s aggregate balance was previously reported in the Summary Compensation Table under the caption “All Other Compensation” as Company contributions made to the SERP for 2009 and prior years. Mr. Edelman is 100% vested in the SERP.

(5)

2010 was the first year in which Mr. Wilts participated in the SERP and received a contribution and therefore none of his aggregate balance was reported in the Summary Compensation Table for prior years. Mr. Wilts is not vested in the SERP.

(6)

$300,330 of Mr. DeVirgilio’s aggregate balance was previously reported in the Summary Compensation Table under the caption “All Other Compensation” as Company contributions made to the SERP for 2009 and prior years. Mr. DeVirgilio is 100% vested in the SERP.

(7)

Under the KDC Plan, Mr. Cole may elect to defer his entire base salary and annual bonus. The investment of amounts deferred under KDC Plan are self-directed by Mr. Cole. For 2010, Mr. Cole elected not to defer any portion of his base salary or annual bonus. Distributions from the KDC plan are paid in a lump sum at retirement, which is defined as the latter of attaining the age of 60 or retirement from the Company, and/or partially over time based on his annual deferred compensation elections.

(8)

The SERP is funded entirely through Company contributions and does not allow for executive contributions. The SERP allows for the Company, at its discretion, to contribute an amount to the plan on behalf of qualified employees. Contributions by the Company are vested based upon the respective participant’s years of service, regardless of when the contribution is made. SERP benefits become 30% vested after 3 years of service, 60% vested after 6 years of service and 100% vested after 10 years of service or earlier termination of service as a result of retirement, disability or death. Each participant may select among various investment options offered under the SERP, and the value of the participant’s account balance is based upon the returns of the investments elected by the participant.

Potential Payments upon Termination or Change-in-Control

          As noted above, the Company has entered into employment agreements with Ms. Granoff, Mr. Wilts and Mr. DeVirgilio, which provide for certain payments upon termination of their employment or a change-in-control of the Company. On February 28, 2011, Jill Granoff departed her position as Chief Executive Officer of the Company and resigned her seat on the Board. The Company is currently evaluating the terms of Ms. Granoff’s employment agreement as they apply to her termination of employment. The description of the terms of her employment agreement set forth below is as of December 31, 2010, prior to Ms. Granoff’s departure, and therefore provides a complete analysis of all potential payments thereunder upon her termination or a change-in-control.

Potential Payments upon Termination without Cause or Good Reason

          Ms. Granoff - Ms. Granoff’s employment agreement provides for the following payments in the event that the Company terminates her employment without cause or if she terminates her employment for good reason, provided she executes a separation agreement and general release at the time of termination:

•	Continuation of base salary for a period of 18 months;
•	A lump sum payment equal to her target bonus for the fiscal year prior to the year of termination;
•	A pro rata cash bonus paid in a lump sum for the year in which the termination occurs; and
•	A lump sum payment equal to the then current target bonus award for the year in which the termination occurs.

          In addition, all unvested stock options will fully accelerate and vest upon such termination and remain exercisable throughout the salary continuation period. Any unvested shares of restricted stock subject to vesting within twelve months of the termination date will fully vest as of such termination. All shares of restricted stock subject to vesting following 12 months from the termination date will be forfeited. Ms. Granoff will also be entitled to continued group medical and life insurance benefits and continued participation and vesting in the SERP during the salary continuation period.

          The agreement prohibits Ms. Granoff from soliciting employees of the Company for twenty-four months following such termination and from competing with the Company and soliciting customers and suppliers for twelve months following such termination. In addition, the agreement requires Ms. Granoff to refrain from using any Company confidential or proprietary information and from making any defamatory or disparaging remarks about the Company.

          Mr. Wilts and Mr. DeVirgilio - The employment agreements for Mr. Wilts and Mr. DeVirgilio provide for the following payments in the event that the Company terminates their employment without cause:

•

Continuation of base salary for a period of 6 months (for Mr. DeVirgilio) or 12 months (for Mr. Wilts) (both of which are subject to mitigation upon re-employment or self-employment following termination);

•	A pro rata cash bonus paid in a lump sum for the year in which the termination occurs (for Mr. Wilts); and
•	Continuation of group medical and life insurance benefits for the salary continuation period.

          The agreement prohibits Mr. Wilts and Mr. DeVirgilio from soliciting employees of the Company for twenty-four months following such termination and from competing with the Company and soliciting customers and suppliers for six months following such termination. In addition, the agreement requires Mr. Wilts and Mr. DeVirgilio to refrain from making any defamatory or disparaging remarks about the Company.

          As noted above, the Company believes that employment agreements that provide for severance payments are necessary to attract and retain senior executives in a highly competitive market for top talent within the industry and provide consideration to the executives in exchange for protective covenants favorable to the Company. The level of severance benefits corresponds with the seniority of the executive who will potentially receive such benefits and the Compensation Committee believes that such benefits are generally consistent with industry practice, based on the Compensation Committee’s general knowledge of the industry.

Potential Payments upon a Change-in-Control

          Ms. Granoff - Ms. Granoff’s employment agreement provides for the following payments in the event that the Company terminates her employment without cause or if she terminates her employment for good reason within twenty-four months of a change-in-control of the Company, provided she executes a separation agreement and general release at the time of termination:

•	A lump sum payment equal to two times her base salary;
•	A cash bonus in lump sum for the prior fiscal year (only if approved performance incentive targets are met);
•	A pro rata cash bonus paid in a lump sum for the year in which the termination occurs; and
•	A lump sum payment equal to the then current target bonus award for the year in which the termination occurs.

          In addition, all unvested stock options will fully accelerate and vest upon such termination and remain exercisable throughout the salary continuation period. Any shares of restricted stock provided for in the employment agreement that have not yet been issued as of such termination shall be issued and all unvested shares of restricted stock will fully vest as of such termination. Ms. Granoff will also be entitled to continued group medical and life insurance benefits for up to two years following such termination and an Internal Revenue Code Section 280G excess parachute gross-up payment of up to $1 million to cover any excise taxes owed by Ms. Granoff. Ms. Granoff will be subject to the same restrictive covenants set forth above upon her termination by the Company without cause or her termination for good reason in situations not involving a change-in-control.

Payments Upon Termination for Non Renewal

          Ms. Granoff - Ms. Granoff’s employment agreement provides that she or the Company may elect not to renew the term of the Agreement if written notice of such non-renewal is given to the other party at least 120 days prior to any expiration date of the agreement. The agreement allows for the enforceability of a noncompete regardless of which party chooses not to renew. In cases where the Company chooses to enforce the noncompete, Ms. Granoff would be entitled to receive the following payments, provided she executes a separation agreement and general release at the time of termination:

•	Continuation of base salary for a period of 12 months (increased to 18 months if payment would trigger a tax under section 409A of the code);
•	A pro rata cash bonus paid in a lump sum for the year in which the termination occurs (only if non-renewal notice is given by the Company); and
•	A lump sum payment equal to the then current target bonus award for the year in which the termination occurs.

          Regardless of whether the Company elects to enforce the noncompete, Ms. Granoff would also be entitled to a lump sum payment equal to her target bonus for the fiscal year prior to the year of termination, provided she executes a separation agreement and general release at the time of termination.

          In addition, all unvested stock options will fully accelerate and vest upon such termination and remain exercisable throughout the salary continuation period. Any unvested shares of restricted stock subject to vesting within twelve months of the termination date will fully vest as of such termination. All shares of restricted stock subject to vesting following 12 months from the termination date will be forfeited. Ms. Granoff will also be entitled to continued group medical and life insurance benefits and continued participation and vesting in the SERP during the salary continuation period.

          Ms. Granoff will be subject to the same restrictive covenants set forth above upon her termination by the Company without cause or her termination for good reason in situations not involving a change-in-control.

          The potential severance payable to Ms. Granoff following a non-renewal of her agreement is provided to support the enforcement of the important noncompete benefits to the Company.

Named Executive Officer	Termination without cause or good reason	Termination due to change-in-control	Termination for non-renewal

Jill Granoff (1)	$5,532,899	$6,421,772	$3,947,585

Ingo Wilts	$1,000,000	N/A	N/A

Michael DeVirgilio	$594,533	N/A	N/A

(1)	Ms. Granoff departed from the Company on February 28, 2011. The above table is based upon a termination date of December 31, 2010, and as a result actual compensation will differ.

Compensation Risk

          The Compensation Committee has evaluated the relative risks associated with the Company’s compensation plans, arrangements, policies and practices for all employees, including the Company’s primary compensation components consisting of base salary, annual performance-based bonus and long-term equity compensation. Base salaries provide a steady stream of income to our employees, which mitigates against excessive risk taking with respect to other variable aspects of compensation. As such, the Company believes base salary compensation presents minimal, if any, risks to the Company. Annual bonus compensation is performance-based. This requires the Company to meet financial objectives in order for bonus compensation to become payable. Corporate employees’ performance incentive targets are based 100% on Corporate EPS as defined by the Compensation Committee. For all divisional employees, the performance incentive targets are based 50% on Corporate EPS and 50% on divisional segment income as defined by the Compensation Committee. Moreover, the performance-based annual bonus compensation for all employees is capped at a percentage of base salary that takes into consideration the scope and impact of each employee’s role. Given the nature of the Company’s business, the nature of the performance targets and the limitation on each executive’s maximum bonus compensation, the Company believes that risks arising from annual bonus compensation are not reasonably likely to have a material adverse effect on the Company. Long-term equity compensation typically vests over years of service and rewards executives over the long term based on Company stock performance. The Company believes that the vesting criteria and link to Company stock performance mitigate against excessive risk. While the Company’s compensation policies and practices may present some potential minimal risk to the Company, based on the overall balanced mix of compensation components and the factors stated above, the Company believes that the potential rewards outweigh the potential risks to the Company and that such minimal risks are not reasonably likely to have a material adverse effect on the Company.

PROPOSAL TWO: NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

          The shareholders are being asked to approve, on a non-binding advisory basis, the compensation of named executive officers. This vote is presented as required by Rule 14a-21(a) of the Securities Exchange Act 1934, as amended. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers, as disclosed in this proxy statement under the “Compensation Discussion and Analysis” and in the compensation tables and narrative discussion that follow.

          The Company’s overall compensation philosophy is to “pay for performance.” The Company’s compensation plans, policies and practices are designed to provide compensation that motivates executives to achieve corporate financial goals and rewards them for short and long-term financial performance in order to maximize shareholder value. In addition, these plans, policies and practices and compensation paid thereunder are structured to be competitive with other companies in order to attract and retain high performing executive talent. For 2010, the Company kept base salaries the same as the prior year and based bonus compensation on performance targets. Moreover, the Company granted long-term equity awards designed to enhance shareholder value.

          Shareholders are being asked to vote on the following advisory resolution. Shareholders may vote “FOR” or “AGAINST” or they may “ABSTAIN” from voting on the resolution.

          RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is hereby APPROVED.

          While the Company intends to carefully consider the voting results of this proposal, the shareholder vote is advisory in nature and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of all of the Company’s shareholders and will consider the outcome of this vote when making future compensation decisions for named executive officers.

The Compensation Committee and Board of Directors recommend that the shareholders vote their shares, on a non-binding advisory basis, “FOR” Proposal Two to approve the Company’s compensation of its named executive officers as described in this proxy statement.

PROPOSAL THREE: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

          The shareholders are being asked to vote, on a non-binding advisory basis, on whether the frequency of future advisory votes on the compensation paid to the Company’s named executive officers is 1 YEAR, 2 YEARS or 3 YEARS. This vote is presented as required by Rule 14a-21(b) of the Securities Exchange Act of 1934, as amended. By voting on this proposal, shareholders may indicate whether they prefer that the Company hold such an advisory vote every one, two, or three years. The Company is required to hold an advisory shareholder vote on the frequency of the advisory vote on compensation of the named executive officers at least once every six years.

          After careful consideration of this proposal, the Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company and therefore recommends a vote for a triennial advisory vote. In reaching its recommendation, the Board of Directors considered the Company’s ownership structure and that a triennial advisory vote would permit the pay for performance elements of the Company’s compensation programs to be judged over a period of time. The Board of Directors believes that a well-structured compensation program should include employment agreements and plans that drive creation of shareholder value over the long-term and that the effectiveness of such plans cannot be adequately evaluated on an annual basis, especially in a cyclical industry such as the Company’s.

          Shareholders may vote for the frequency of future advisory votes on the compensation of the named executive officers either “1 YEAR,” “2 YEARS” or “3 YEARS,” or they may “ABSTAIN” from voting. As noted above, the Board of Directors recommends that the shareholders vote to hold the frequency of future advisory votes on the compensation of the named executive officers “3 YEARS.”

          The Board will consider the frequency alternative that receives the affirmative vote of a majority of the shares voting, in person or by proxy, at the Annual Meeting to be the frequency alternative approved by our shareholders. While the Company intends to carefully consider the voting results of this proposal, the shareholder vote is advisory in nature and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of all of the Company’s shareholders and will consider the outcome of this vote when making decisions on the frequency with which they will hold future advisory votes on executive compensation.

The Compensation Committee and Board of Directors recommend that the shareholders vote to hold the frequency of future advisory votes on the compensation of our named executive officers “3 YEARS.”

Director Compensation

          Directors who are also employees of the Company are not paid any fees or other remuneration, as such, for service on the Board or any of its Committees.

          During 2010, each non-employee director received a quarterly cash retainer of $8,750 per quarter. The Audit Committee chairman receives a quarterly cash retainer of $3,750 and other members receive $2,500 quarterly. The Compensation and Corporate Governance/Nominating Committee chairmen receive a quarterly cash retainer of $1,875 and other committee members receive $1,250 quarterly. Non-employee directors also receive $1,000 for each scheduled Board meeting, Audit Committee meeting, Compensation Committee meeting and Corporate Governance/Nominating Committee meeting they attend. The Company’s 2004 Stock Incentive Plan provides that each non-employee director receives an automatic option grant at the inception of their service on the Board and annual grants thereafter as follows: (i) initial grant of an option to purchase 5,000 shares of Class A Common Stock upon agreeing to serve as a director, and (ii) an annual grant of either $50,000 of restricted Class A Common Stock or $50,000 of stock options determined utilizing the Black-Scholes stock option valuation model, at their discretion, immediately following each Annual Meeting of Shareholders. All options granted to non-employee directors have a per share exercise price equal to the market value of one share of Class A Common Stock on the date of grant. These options expire ten years from the date of grant and vest in 50% increments on the first and second anniversaries of the grant date. In addition, non-employee directors are reimbursed by the Company for all travel expenses related to meetings.

          The following table sets forth the aggregate compensation earned by the non-employee directors for services rendered to the Company during the year ended December 31, 2010:

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)

Michael J. Blitzer	$110,000	$50,000	—	$160,000

Martin E. Franklin	$98,000	$50,000	—	$148,000

Robert C. Grayson	$115,500	$50,000	—	$165,500

Denis F. Kelly	$134,600	$50,000	—	$184,600

Philip R. Peller	$110,000	$50,000	—	$160,000

(1)

Each non-employee director received 4,238 shares of restricted stock in 2010 with a fair value of $50,000 on the date of grant. These amounts represent the aggregate grant date fair value of awards granted during the year computed in accordance with accounting guidance. Amounts are based on the stock price on the date of grant. Please refer to Note 12 to the Company’s consolidated financial statements for the year ended December 31, 2010 included in the Annual Report on Form 10-K for the assumptions used to calculate these amounts.

(2)

No stock options were granted to our non-employee directors during 2010. At December 31, 2010, the aggregate amount of stock options outstanding was as follows: Mr. Blitzer—5,000, Mr. Franklin – 19,167, Mr. Grayson – 40,000, Mr. Kelly – 40,000 and Mr. Peller – 20,000.

(3)

Included within these amounts are special committee fees paid to the Directors as follows: Mr. Blitzer $42,000, Mr. Franklin $39,000, Mr. Grayson $39,000, Mr. Kelly $57,000 and Mr. Peller $39,000. The special committee met to explore strategic alternatives and is currently inactive.

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the financial management, independent registered public accounting firm and financial reporting procedures of the Company. The Audit Committee operates under a written charter, a copy of which is available in the Corporate Governance section of the Company’s website, www.kennethcole.com. The Company’s management is primarily responsible for preparing the Company’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements and evaluating the overall effectiveness of the Company’s internal controls over financial reporting. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accounting firm.

          In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm (including private sessions with the internal auditors and the independent registered public accounting firm.) Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and that internal controls over financial reporting were effective as of December 31, 2010. The Audit Committee has reviewed and discussed the consolidated financial statements and the Company’s overall effectiveness of internal controls, with management and the independent registered public accounting firm.

          The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee has also received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the independence of the auditors. The Audit Committee’s policy is to approve all audit and permissible non-audit services provided by the independent registered public accounting firm. All audit and permissible non-audit services performed by the independent registered public accounting firm during 2010 were pre-approved by the Audit Committee in accordance with established procedures.

          The Audit Committee also has discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

          In further reliance on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission. The Audit Committee also recommended, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm for the 2011 fiscal year.

AUDIT COMMITTEE
Philip R. Peller (Chairman)
Michael J. Blitzer
Robert C. Grayson
Denis F. Kelly

          The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

PROPOSAL FOUR: SELECTION OF AUDITORS

Ratification of Appointment of Independent Registered Public Accounting Firm

          Subject to ratification by the shareholders, the Audit Committee has reappointed Ernst & Young LLP as independent registered public accounting firm to audit the financial statements of the Company for 2011 and the overall effectiveness of the Company’s internal controls over financial reporting.

          Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

          The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s financial statements for the years ended December 31, 2010 and December 31, 2009, and the Company’s overall effectiveness of internal controls over financial reporting for the years ended December 31, 2010 and December 31, 2009, as well as fees billed for other services rendered by Ernst & Young LLP during those periods.

	2010	2009

Audit fees:	$1,055,000	$1,072,000
Audit-related fees:	—	9,000
Tax fees:	124,000	95,000
All other fees:	25,000	—

Total:	$1,204,000	$1,176,000

          The nature of services provided in each of the Categories listed above is described below:

          Audit Fees – Includes fees for services rendered for the audits of the consolidated financial statements of the Company, and the overall effectiveness of internal controls over financial reporting, quarterly reviews, statutory audits, and accounting consultations necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

          Audit Related Fees – Includes fees for accounting guidance and research and due diligence services.

          Tax Fees – Includes fees for review of federal and state tax returns, tax compliance matters, assistance with tax audits and state tax planning.

          All Other Fees – Includes fees for accounting guidance and research in regards to the Company exploring strategic alternatives.

The Audit Committee and Board of Directors unanimously recommend a vote “FOR” Proposal Four: Selection of Auditors.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

          Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2012 must be received by December 1, 2011 in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting. Proposals of shareholders intended to be considered at the Annual Meeting of Shareholders in 2012, but not included in the Company’s Proxy Statement and form of proxy related to that meeting, must be received by February 1, 2012, or the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. Shareholder proposals should be directed to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Any such proposals will need to comply with the SEC regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

FORWARD-LOOKING STATEMENTS

          These proxy materials contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business, particularly those mentioned in the cautionary statements in Item 1 of the Company’s Form 10-K for the year ended December 31, 2010, and in its quarterly reports on Form 10-Q and current reports on Form 8-K, which the Company incorporates by reference.

OTHER MATTERS

          The Board does not intend to bring any matter before the Annual Meeting except as specifically indicated in the attached Notice of Annual Meeting of Shareholders, nor does the Board know of any matters that anyone else proposes to present for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy card will vote or otherwise act thereon in accordance with their judgment on such matters.

          Copies of the Company’s 2010 Annual Report on Form 10-K can be accessed on the Company’s website at www.kennethcole.com. The Company will also provide to each shareholder, without charge and upon written request, a copy of the Company’s Annual Report on Form 10-K. Any such written request should be directed to Kenneth Cole Productions, Inc., 400 Plaza Drive, 3rd Floor, Secaucus, New Jersey 07094, Attn: Investor Relations or by e-mail to investorrelations@kennethcole.com.

By Order of the Board of Directors,

/s/ Michael F. Colosi
Michael F. Colosi
Secretary

Kenneth Cole
Productions, Inc.

WO#
97452

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS				FOR	AGAINST	ABSTAIN
1.	Election of Directors

	Nominees: 01 Kenneth D. Cole 02 Michael J. Blitzer 03 Martin E. Franklin 04 Robert C. Grayson 05 Denis F. Kelly 06 Philip R. Peller	☐	☐	☐	2.

To resolve that the shareholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders under the heading entitled “Compensation Discussion and Analysis” and in the compensation tables and narrative discussion that follows.

								☐	☐	☐
							1 YEAR	2 YEARS	3 YEARS	ABSTAIN
	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				3.

To determine the frequency of the shareholders vote to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders under the heading entitled “Compensation Discussion and Analysis” and in the compensation tables and narrative discussion that follows.

							☐	☐	☐	☐
*Exceptions

								FOR	AGAINST	ABSTAIN
					4.	To approve the appointment by the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011.		☐	☐	☐
Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

								Mark Here for Address Change or Comments SEE REVERSE		☐

Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing at attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer and affix corporate seal. If a partnership, please sign in partnership name by general partner.

Signature	Signature	Date

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▼ FOLD AND DETACH HERE ▼

KENNETH COLE PRODUCTIONS, INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 25, 2011
Solicited on Behalf of the Board of Directors

          The undersigned hereby authorizes Kenneth D. Cole and David P. Edelman, and each of them individually, with power of substitution, to vote and otherwise represent all of the shares of Class A Common Stock of Kenneth Cole Productions, Inc., (the “Company”), held of record by the undersigned, at the Annual Meeting of Shareholders of the Company to be held at the Company’s administrative offices, 400 Plaza Drive, 3rd floor, Secaucus, NJ 07094, on Wednesday, May 25, 2011 at 10:00 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof.

          The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated in each case, April 14, 2011. All other proxies heretofore given by the undersigned to vote shares of the Company’s Class A Common Stock are expressly revoked.

          The shares represented by this proxy will be voted as described on the reverse hereof by the Shareholder. If not otherwise directed, this proxy will be voted FOR the election as directors of all nominees nominated in Item 1, FOR proposal 2, 3 YEARS for proposal 3 and FOR proposal 4.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 97452